                                                                    EXHIBIT 12.1

                         THE BUSINESSES OF NEW TENNECO

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                              SIX MONTHS
                            ENDED JUNE 30,            YEARS ENDED DECEMBER 31,
                         --------------------- ---------------------------------------
                         PRO FORMA             PRO FORMA
                           1996    1996  1995    1995    1995  1994  1993  1992  1991
                         --------- ----- ----- --------- ----- ----- ----- ----- -----
Income from continuing
 operations.............   $ 205   $ 178 $ 168   $ 328   $ 258 $ 238 $ 165 $ 209 $ 139
Add:
  Interest..............      83     100    74     166     160   104   101   103   112
  Portion of rentals
   representative of
   interest factor......      31      31    26      57      57    52    47    47    44
  Preferred stock divi-
   dend requirements of
   majority-owned
   subsidiaries.........      10      10    12      23      23   --    --    --    --
  Income tax expense and
   other taxes on
   income...............     147     126   124     291     231   114   115   156    92
  Amortization of inter-
   est capitalized......       1       1     1       2       2     1   --      1     1
  Undistributed
   (earnings) losses of
   affiliated companies
   in which less than a
   50% voting interest
   is owned.............     --      --    --      --      --    --    --      2     2
                           -----   ----- -----   -----   ----- ----- ----- ----- -----
    Earnings as defined.   $ 447   $ 446 $ 405   $ 867   $ 731 $ 509 $ 428 $ 518 $ 390
                           =====   ===== =====   =====   ===== ===== ===== ===== =====
Interest................   $  83   $ 100 $  74   $ 166   $ 160 $ 104 $ 101 $ 103 $ 112
Interest capitalized....       5       5     1       5       5     2     1     1     4
  Portion of rentals
   representative of
   interest factor......      31      31    26      57      57    52    47    47    44
  Preferred stock
   dividend requirements
   of majority-owned
   subsidiaries on a
   pretax basis.........      17      16    20      42      42   --    --    --    --
                           -----   ----- -----   -----   ----- ----- ----- ----- -----
    Fixed charges as de-
     fined..............   $ 136   $ 152 $ 121   $ 270   $ 264 $ 158 $ 149 $ 151 $ 160
                           =====   ===== =====   =====   ===== ===== ===== ===== =====
Ratio of earnings to
 fixed charges..........    3.51    2.93  3.35    3.21    2.77  3.22  2.87  3.43  2.44
                           =====   ===== =====   =====   ===== ===== ===== ===== =====
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